Exhibit 99.1

Contact:	Douglas Armer
(212) 655-0220
Capital Trust Reports Second Quarter 2009 Results
NEW YORK, NY — August 4, 2009 — Capital Trust, Inc. (NYSE: CT) today reported results for the quarter ended June 30, 2009.
•	Operating Results:
•	Reported a net loss of $6.4 million or $0.29 per share for the period.

•	Second quarter net loss was driven primarily by $12.6 million in loan loss provisions and asset impairments, and the write-off of $2.2 million of goodwill.
•	Portfolio Performance:
•	At quarter end, the Company’s loan portfolio consisted of 65 assets with an aggregate net book value of $1.6 billion. During the second quarter, performance-related activity included:
•	Four loans with an aggregate outstanding principal balance of $70.8 million became non-performing (all of which had previously been reserved against or were on the Company’s watch list).

•	$7.7 million of provisions for loan losses were recorded on four loans.

•	Five loans with an aggregate outstanding principal balance of $156.8 million were added to the watch list.
•	The Company’s securities portfolio was comprised of 77 securities with an aggregate net book value of $826.6 million at quarter end. During the second quarter, performance-related activity included:
•	$4.0 million of other-than-temporary impairments were recorded on one security.
•	Loan Originations/Repayments/Dispositions:
•	During the quarter, the Company originated $13.9 million of new investments for its investment management vehicles and did not originate any new balance sheet investments.

•	Fundings pursuant to previously existing loan commitments totaled $1.5 million, and full and partial repayments during the second quarter totaled $37.5 million.

•	The Company sold one loan that had been classified as held-for-sale for its $18 million carrying value.

•	Post quarter end, the Company liquidated its one REO asset for net proceeds of $7.1 million.
•	Debt Restructuring:
•
During the quarter, the Company settled its last remaining single asset secured recourse obligation, terminating an $18.0 million borrowing by transferring the collateral to the lender in full satisfaction of the Company’s debt. The collateral loan had previously been classified as held-for-sale.

•
During the quarter, the Company exchanged the remaining $21.9 million of trust preferred securities not included in the previously announced restructuring in March. In exchange for the trust preferred securities, the Company issued $25.2 million of new junior subordinated notes on the same terms as those issued to the holders of the trust preferred securities exchanged in March, thereby completing the restructuring of all of its trust preferred securities.

•
At quarter end, the Company had reduced the aggregate outstanding principal balance under its three remaining repurchase agreements by $76.9 million from their pre-restructuring total. To date, the Company has repaid 63% of the amount necessary to achieve the one-year maturity extension of its repurchase obligations and senior credit facility in March 2010.

Balance Sheet
Total assets were $2.5 billion at June 30, 2009. The Company’s Interest Earning Assets are summarized below:
Interest Earning Assets
•	Interest earning assets totaled $2.5 billion at June 30, 2009 and had a weighted average yield of 4.6%.

•	$1.6 billion (67%) of the portfolio was comprised of loan investments with a weighted average yield of 3.6%.

•	$827 million (33%) of the portfolio was comprised of securities investments with a weighted average yield of 6.6%.
In total, the Company’s portfolio at June 30, 2009 included 10 loans with an aggregate outstanding principal balance of $174.8 million that were non-performing. Total provisions of $121.4 million have been taken against the 10 non-performing loans and one performing loan. The Company does not accrue interest on loans against which it has provisions unless collected.

As of June 30, 2009, 18 loans with a book balance of $525.7 million were categorized as watch list loans. Watch list loans are performing loans (with no provisions) that the Company aggressively monitors and manages to mitigate the risk of potential future non-performance.
In the securities portfolio, seven bonds with an aggregate gross book value of $40.6 million carry credit impairments totaling $14.3 million. Beginning in the second quarter of 2009, the Company began reporting securities that are characterized as watch list securities, which include most of the other-than-temporarily impaired securities and others which the Company actively monitors for potential losses to its position. As of June 30, 2009, 30 securities with an aggregate book value of $243.5 million were identified as watch list securities.
At June 30, 2009, the Company had two equity investments in unconsolidated subsidiaries with an aggregate book value of $2.5 million, both co-investments in funds sponsored and managed by the Company.
Interest Bearing Liabilities
On March 16, 2009, the Company entered into a restructuring of substantially all its non-CDO liabilities. Terms of the debt restructuring are detailed in the Form 10-Q filed with the SEC.
The Company’s Interest Bearing Liabilities totaled $1.9 billion at June 30, 2009 and were comprised of collateralized debt obligations ($1.1 billion, 60.1% of total), repurchase obligations ($502.5 million, 27.0%), borrowings under a senior credit facility ($99.7 million, 5.4%) and junior subordinated notes ($126.1 million, 6.7%). During the second quarter, the Company reduced its repurchase obligations by $40.5 million (7.4%) compared to the balance at the end of the prior quarter. At quarter end, the Company’s $1.9 billion of Interest Bearing Liabilities carried a weighted average cash coupon of 1.90% and a weighted average all-in cost of 3.62%.
During the first quarter of 2009, certain of the Company’s CMBS collateral interests in each of its four CDOs were classified as impaired interests due to rating agency downgrades and resulted in a breach of the CDO II overcollateralization test. During the second quarter, additional ratings downgrades on securities combined with the non-performance of loan collateral resulted in a breach of the CDO I overcollateralization test and further breaches of CDO II tests. These breaches have caused the redirection of CDO I and CDO II cash flow that would otherwise have been paid to the Company. Furthermore, during the second quarter of 2009, downgrades of certain securities in CDO IV resulted in the re-classification of interest proceeds from those securities as principal proceeds inside the CDO and therefore a significant diminution of cash flow. As of quarter end, the Company currently receives collateral management fees from all four of its CDO’s but cash payments from only one (CDO III).

Other Items
At June 30, 2009, the Company’s GAAP shareholders’ equity was $332.0 million. Based on 22.3 million shares outstanding (fully diluted basis) at quarter end, book value per share was $14.85.
In light of the credit reserve activity at the Company, it is not expected that the Company will have taxable income for 2009 and, therefore, will likely not be required to pay a dividend under REIT rules. Furthermore, any dividend payment is subject to the terms of the debt restructuring and would be payable, to the maximum extent possible, in stock (in lieu of cash).
Current and prospective sources of liquidity as of June 30, 2009 include unrestricted cash ($19.5 million), net operating income, as well as principal payments and asset disposition proceeds. Prospective uses of liquidity include operating expenses, unfunded loan commitments ($13.5 million), capital commitments to the Company’s managed funds ($19.2 million) and debt repayments. At June 30, 2009, the Company’s debt-to-equity ratio (defined as the ratio of total Interest Bearing Liabilities to book equity) was 5.7-to-1.
Investment Management
All of the Company’s investment management activities are conducted through its wholly-owned, taxable, investment management subsidiary, CT Investment Management Co., LLC (“CTIMCO”). At June 30, 2009, CTIMCO managed five private equity funds and one separate account with total investments of $1.1 billion and undeployed equity commitments of approximately $918 million. Three of these funds and the separate account have ended their investment periods and are liquidating in the ordinary course of business. The other funds, CT Opportunity Partners I (“CTOPI”) and CT High Grade Partners II (“High Grade II”), are currently investing and capitalized with $540 million and $667 million of total equity commitments, respectively. Capital Trust, Inc. has committed to invest $25 million as a limited partner in CTOPI, of which $6 million has already been funded and $19 million remains undrawn. The Company does not have a co-investment in High Grade II. During the quarter, the Company extended the investment period for High Grade II for an additional 12 months to May 2010. Revenues from third party investment management fees totaled $2.9 million in the second quarter of 2009. In addition to managing its parent, Capital Trust, Inc., and its third party private equity mandates, CTIMCO is the collateral manager for all four of the Company’s CDOs and two additional CDOs in which the Company is an investor. CTIMCO also is the named special servicer on $1.1 billion of loans and has the right to be named special servicer on an additional $800.0 million of loans.

Operating Results Comparison
Comparison of Results of Operations: Three Months Ended June 30, 2009 vs. June 30, 2008
(in thousands, except per share data)

	2009	2008	$ Change	% Change
Income from loans and other investments:
Interest and related income	$30,575	$49,030	($18,455)	(37.6%)
Less: Interest and related expenses	20,244	32,799	(12,555)	(38.3%)

Income from loans and other investments, net	10,331	16,231	(5,900)	(36.4%)

Other revenues:
Management fees from affiliates	2,929	4,154	(1,225)	(29.5%)
Servicing fees	155	44	111	252.3%
Other interest income	8	638	(630)	(98.7%)

Total other revenues	3,092	4,836	(1,744)	(36.1%)

Other expenses:
General and administrative	4,503	6,208	(1,705)	(27.5%)
Depreciation and amortization	7	22	(15)	(68.2%)

Total other expenses	4,510	6,230	(1,720)	(27.6%)

Total other-than-temporary impairments on securities	(4,000)	—	(4,000)	N/A

Impairment of goodwill	(2,235)	—	(2,235)	N/A

Impairment on real estate held-for-sale	(899)	—	(899)	N/A

Net impairments recognized in earnings	(7,134)	—	(7,134)	N/A

Provision for loan losses	(7,730)	(56,000)	48,270	(86.2%)
Gain on extinguishment of debt	—	6,000	(6,000)	(100.0%)
Gain on sale of investments	—	374	(374)	(100.0%)
(Loss)/income from equity investments	(445)	69	(514)	N/A

Loss before income taxes	(6,396)	(34,720)	28,324	(81.6%)
Income tax provision	—	98	(98)	(100.0%)

Net loss	($6,396)	($34,818)	$28,422	(81.6%)

Net loss per share — diluted	($0.29)	($1.59)	$1.30	(81.8%)

Dividend per share	$—	$0.80	($0.80)	(100.0%)

Average LIBOR	0.37%	2.59%	(2.22%)	(85.8%)
Income from loans and other investments, net
A decline in total Interest Earning Assets (down $517 million or 17% from June 30, 2008 to June 30, 2009) and an 86% decrease in average LIBOR contributed to a $18.5 million, or 38%, decrease in interest income between the second quarter of 2008 and the second quarter of 2009. Lower LIBOR and a decrease in leverage of $338.0 million, or 15%, from June 30, 2008 to June 30, 2009 resulted in a $12.6 million, or 38%, decrease in interest expense for the period. On a net basis, net interest income decreased by $5.9 million, or 36%.

Management fees
Base management fees from the investment management business decreased $1.2 million, or 30%, during the second quarter of 2009 compared with the second quarter of 2008. The decrease was attributed primarily to receipt of a $1.0 million non-recurring fee in the second quarter of 2008 from CTOPI, which represented a catch-up fee from new investors that committed capital at the final closing. The decrease was partially offset by new fee income from High Grade II.
Servicing fees
Servicing fees increased $111,000 in the second quarter of 2009 compared with the second quarter of 2008, primarily due to a one-time special servicing fee received by CTIMCO in 2009.
General and administrative expenses
General and administrative expenses include personnel costs, operating expenses and professional fees. Total general and administrative expenses decreased $1.7 million, or 28%, between the second quarter of 2008 and the second quarter of 2009. The decrease in 2009 was a result of lower personnel costs and lower professional fees.
Net impairments recognized in earnings
During the second quarter of 2009, the Company recorded an other-than-temporary impairment of $899,000 on its single REO asset. The Company also recorded a $2.2 million impairment of goodwill related to its June 2007 acquisition of a healthcare loan origination platform. Based on the Company’s assessment of its current business, as it relates to the previously acquired healthcare origination platform, goodwill related to that transaction at June 30, 2009 is fully impaired. During the second quarter, the Company also recorded $4.0 million of other-than-temporary impairments on one security due to the adverse change in expected cash flows related to that security. No other-than-temporary impairments were recorded during the second quarter of 2008.
Provision for credit losses
During the second quarter of 2009, the Company recorded an aggregate of $7.7 million in provisions for credit losses against four loans. During the second quarter of 2008, the Company recorded a $50.0 million provision for loan losses against a single loan. Also during the second quarter of 2008, the Company recorded a $6.0 million charge on a loan that was written off. The $6.0 million liability collateralized by the loan was forgiven by the creditor as described below.
Gain on Extinguishment of Debt
No gains on the extinguishment of debt were recorded in the second quarter of 2009. During the second quarter of 2008, $6.0 million of debt forgiveness by a creditor was recorded as a gain on extinguishment of debt.
Gain on Sale of Investments
The Company did not record any gains on sale of investments in the second quarter of 2009. During the second quarter of 2008, the Company recorded a gain of $374,000 on the sale of one CMBS investment with a face value of $7.7 million that as of December 31, 2007 was designated and accounted for on an available-for-sale basis.

(Loss)/income from equity investments
The loss from equity investments during the second quarter of 2009 resulted from the Company’s share of losses at CTOPI and Fund III. The Company’s share of losses from CTOPI was $435,000, primarily due to fair value adjustments on the underlying investments. The income from equity investments in the second quarter of 2008 resulted primarily from the Company’s share of operating income/(loss) at Fund III and CTOPI.
Income tax benefit
During the second quarter of 2009, the Company did not record an income tax provision. In the second quarter of 2008, CTIMCO recorded operating income before income taxes of $1.1 million, which, when combined with GAAP to tax differences and changes in valuation allowances, resulted in an income tax provision of $98,000.
Dividends
The Company did not pay a dividend in the second quarter of 2009. In the second quarter of 2008, the Company paid a dividend of $0.80 per share.
******
The Company will conduct a management conference call at 10:00 a.m. Eastern Time on Wednesday, August 5, 2009 to discuss second quarter 2009 results. Interested parties can access the call toll free by dialing (800) 862-9098 or (785) 424-1051 for international participants. The conference ID is “CAPITAL.” A recorded replay will be available from noon on Wednesday, August 5, 2009 through midnight on Wednesday, August 19, 2009. The replay call number is (800) 283-8183 or (402) 220-0867 for international callers.
Forward-Looking Statements
This news release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements relating to future financial results and business prospects. The forward-looking statements contained in this news release are subject to certain risks and uncertainties including, but not limited to, the success of the Company’s debt restructuring and its ability to meet the amortization required thereby, the continued credit performance of the Company’s loan and CMBS investments, the asset/liability mix, the effectiveness of the Company’s hedging strategy and the rate of repayment of the Company’s portfolio assets, as well as other risks indicated from time to time in the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events or circumstances.
About Capital Trust
Capital Trust, Inc. is a real estate finance and investment management company that specializes in credit sensitive structured financial products. To date, the Company’s investment programs have focused primarily on loans and securities backed by commercial real estate assets, and the Company has executed its business both as a balance sheet investor and as an investment manager. Capital Trust is a real estate investment trust traded on the New York Stock Exchange under the symbol “CT.” The Company is headquartered in New York City.

Capital Trust, Inc. and Subsidiaries
Consolidated Balance Sheets
June 30, 2009 and December 31, 2008
(in thousands except per share data)

	June 30,	December 31,
	2009	2008
	(unaudited)

Assets

Cash and cash equivalents	$19,533	$45,382
Restricted cash	155	18,821
Securities held-to-maturity	826,552	852,211
Loans receivable, net	1,644,775	1,790,234
Loans held-for-sale, net	12,000	92,175
Real estate held-for-sale	7,100	9,897
Equity investments in unconsolidated subsidiaries	2,487	2,383
Accrued interest receivable	5,088	6,351
Interest rate hedge assets	75	—
Deferred income taxes	1,706	1,706
Prepaid expenses and other assets	8,625	18,369

Total assets	2,528,096	2,837,529

Liabilities & Shareholders’ Equity

Liabilities:
Accounts payable and accrued expenses	$7,784	$11,478
Repurchase obligations	502,456	699,054
Collateralized debt obligations	1,133,664	1,156,035
Senior credit facility	99,698	100,000
Junior subordinated notes	126,085	128,875
Participations sold	292,554	292,669
Interest rate hedge liabilities	33,898	47,974

Total liabilities	2,196,139	2,436,085

Shareholders’ equity:

Class A common stock $0.01 par value 100,000 shares authorized, 21,754 and 21,740 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively (“class A common stock”)	218	217
Restricted class A common stock $0.01 par value, 299 and 331 shares issued and outstanding as of June 30, 2009 and December 31, 2008, respectively (“restricted class A common stock” and together with class A common stock, “common stock”)	3	3
Additional paid-in capital	559,411	557,435

Accumulated other comprehensive loss	(35,175)	(41,009)

Accumulated deficit	(192,500)	(115,202)

Total shareholders’ equity	331,957	401,444

Total liabilities and shareholders’ equity	$2,528,096	$2,837,529

Capital Trust, Inc. and Subsidiaries
Consolidated Statements of Operations
Three and Six Months Ended June 30, 2009 and 2008
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Income from loans and other investments:
Interest and related income	$30,575	$49,030	$63,814	$105,585
Less: Interest and related expenses	20,244	32,799	41,512	70,743

Income from loans and other investments, net	10,331	16,231	22,302	34,842

Other revenues:
Management fees from affiliates	2,929	4,154	5,809	6,350
Servicing fees	155	44	1,334	222
Other interest income	8	638	136	825

Total other revenues	3,092	4,836	7,279	7,397

Other expenses:
General and administrative	4,503	6,208	12,959	13,108
Depreciation and amortization	7	22	14	127

Total other expenses	4,510	6,230	12,973	13,235

Total other-than-temporary impairments on securities	(4,000)	—	(18,646)	—

Portion of other-than-temporary impairments on securities recognized in other comprehensive income	—	—	5,624	—
Impairment of goodwill	(2,235)	—	(2,235)	—
Impairment on real estate held-for-sale	(899)	—	(2,233)	—

Net impairments recognized in earnings	(7,134)	—	(17,490)	—

Provision for loan losses	(7,730)	(56,000)	(66,493)	(56,000)
Valuation allowance on loans held-for-sale	—	—	(10,363)	—
Gain on extinguishment of debt	—	6,000	—	6,000
Gain on sale of investments	—	374	—	374
(Loss)/income from equity investments	(445)	69	(2,211)	76

Loss before income taxes	(6,396)	(34,720)	(79,949)	(20,546)
Income tax provision/(benefit)	—	98	(408)	(501)

Net loss	$(6,396)	$(34,818)	$(79,541)	$(20,045)

Per share information:
Net loss per share of common stock:
Basic	$(0.29)	$(1.59)	$(3.56)	$(1.01)

Diluted	$(0.29)	$(1.59)	$(3.56)	$(1.01)

Weighted average shares of common stock outstanding:
Basic	22,368,539	21,915,175	22,327,895	19,928,912

Diluted	22,368,539	21,915,175	22,327,895	19,928,912

Dividends declared per share of common stock	$—	$0.80	$—	$1.60